Exhibit 4.26

This is an English Translation

Novation Agreement

This Agreement is entered into by the following parties on April 22, 2014 in Shanghai:

(1)	Wang Yong (the “Transferor”)

ID Number:

(2)	Lin Zhimin (the “Transferee”)

ID Number:

(3)	Ji Wei

ID Number:

(4)	The9 Computer Technology Consulting (Shanghai) Co., Ltd. (“The9 Computer”)

(5)	Shanghai The9 Information Technology Co., Ltd. (“Company”)

RECITAL

WHEREAS the Transferor, Ji Wei and The9 Computer entered into a Loan Agreement on November 24, 2011 (“Loan Agreement”) and according to such agreement, The9 Computer has provided a loan in a total amount of RMB8,280,000 to the Transferor;

WHEREAS the Transferor, Ji Wei and The9 Computer entered into a Call Option Agreement on November 24, 2011 (“Call Option Agreement”) and according to such agreement, the Transferor shall at request of The9 Computer transfer all or part of its equity interests in the Company to The9 Computer and/or any other entity or individual designated by The9 Computer to the extent permitted by laws of China;

WHEREAS the Transferor, Ji Wei and The9 Computer entered into a Shareholder Voting Proxy Agreement on November 24, 2011 (“Shareholder Voting Proxy Agreement”) and according to such agreement, the Transferor has irrevocably authorized The9 Computer to act on its behalf to exercise all its shareholder voting rights in the Company.

WHEREAS the Transferor and The9 Computer entered into an Equity Pledge Agreement in respect of the Company on November 24, 2011 (“Equity Pledge Agreement”) and according to such agreement, the Transferor pledged its 36% equity interests in the Company fully to The9 Computer as the guarantee for its performance of obligations under the Loan Agreements, Call Option Agreement, and Shareholders Voting Proxy Agreement. Such pledge granted The9 Computer a first priority right on the pledged equity.

WHEREAS the Transferor and the Transferee entered into an Equity Transfer Agreement on April 22, 2014 (“Equity Transfer Agreement”) and according to such agreement, the Transferee has acquired 36% of equity interests in the Company from the Transferor (“Equity Transfer”).

WHEREAS after the Equity Transfer, the Transferee will hold 36% of equity interests in the Company (with the remaining 64% equity interests held by Ji Wei), and the Transferor will no longer hold any equity interests in the Company. Simultaneously, the Transferor will transfer all his rights and obligations under the Loan Agreements, Call Option Agreement, Shareholders Voting Proxy Agreement, and Equity Pledge Agreement (collectively the “Original Agreements”) to the Transferee (“Novation”). The9 Computer as a contractual party to the Original Agreements hereby agrees to such Novation, and Ji Wei and the Company as the contractual related parties also accept the Novation (if the context is applicable).

THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein, the parties agree as follows:

1.	Novation under the Original Agreements:

1.1	Pursuant to the terms and conditions of this Agreement, the Transferor shall transfer to the Transferee all his rights and obligations under the Loan Agreements, and shall within five (5) days after the effective date of equity transfer under Equity Transfer Agreement (“Effective Equity Transfer Date”) remit RMB8,280,000 to the bank account designated by the Transferee. The Transferor and the Transferee agree that such fund shall set off the share purchase price payable by the Transferee to the Transferor under the Equity Transfer Agreement and no actual payments are required. Since the Effective Equity Transfer Date, the Transferee will succeed all rights and obligations of the Transferor under the Loan Agreements. The9 Computer agrees that the transfer of rights and obligations under the Loan Agreements and the offset of purchase price shall be deemed as the full repayment of loans under the Loan Agreements by the Transferor to The9 Company on the Effective Equity Transfer Date.

1.2	In accordance with the terms and conditions of this Agreement, the Transferor shall transfer to the Transferee all his rights and obligations under the Call Option Agreement. Since the Effective Equity Transfer Date, the Transferee will succeed all rights and obligations of Transferor under the Call Option Agreement.

1.3	In accordance with the terms and conditions of this Agreement, the Transferor shall transfer to the Transferee all his rights and obligations under the Shareholder Voting Proxy Agreement. Since the Effective Equity Transfer Date, the Transferee will succeed all rights and obligations of Transferor under the Shareholder Voting Proxy Agreement.

1.4	In accordance with the terms and conditions of this Agreement, the Transferor shall transfer to the Transferee all his rights and obligations under the Equity Pledge Agreement, and since the Effective Equity Transfer Date, the Transferee will succeed all rights and obligations of Transferor under the Equity Pledge Agreement. Meanwhile, in order to register the equity pledge of the Transferee, the Transferee shall enter into a new equity pledge agreement with The9 Computer on the Effective Equity Transfer Date to pledge its 36% equity interests in the Company to The9 Computer as the guarantee for its performance of obligations under the loan agreements, call option agreement and shareholder voting proxy agreement newly made by it. The Company agrees to promptly record the pledge in the Company’s register of shareholders on the Effective Equity Transfer Date.

2.	In consideration that the Transferee will fully assume all the obligations and liabilities of the Transferor under the Original Agreements, The9 Computer, Ji Wei and the Company, as the contractual parties of the Original Agreements, hereby agree to and accept this Novation.

3.	The Transferee agrees that since the Effective Equity Transfer Date, the Transferee will replace the Transferor as a party to each of the Original Agreements, enjoy all rights and perform all obligations of the Transferor under the Original Agreements and be bound by terms thereof in all aspects.

4.	If the Transferor has committed breaches of his obligations or any terms of the Original Agreements before the Effective Equity Transfer Date (regardless whether such breaches have been discovered or claimed on the execution of this Agreement), the resulting liabilities or any other consequences from such breaches of the Transferor shall remain the obligations of the Transferor and shall not be transferred to the Transferee, notwithstanding the execution of this Agreement.

5.	If the Transferee breaches this Agreement or his obligations or any terms of any agreement mentioned in this Agreement after the Effective Equity Transfer Date, the Transferee shall be responsible for all liabilities or any other consequences from such breaches in accordance with each relevant agreement, and the Transferor shall not be held responsible for such liabilities or consequences.

6.	The Transferor agrees that he will not require The9 Computer or the Company or the Transferee to pay him any fees for any obligations he has fulfilled for The9 Computer under the Original Agreements, and the Transferor shall not since the execution date of this Agreement claim for any right, benefit or interest in respect of the Original Agreements against The9 Computer or any other parties of the Original Agreements. The Transferor hereby irrevocably waives his right of claim, defense and/or any other rights or interests under the Original Agreements against any other parties, and warrants that his performance of the Original Agreements will not cause any requests, claims, demands, defenses, litigation, administrative punishment or any other legal proceedings against the Transferee or any other parties to the Original Agreements by any third party; otherwise the Transferor shall be liable for indemnification for all losses suffered by the Transferee and/or other parties to the Original Agreements.

7.	The Transferor and the Transferee jointly covenant to The9 Computer that, they will not, for reason of novation of the Original Agreements or execution and performance of this Agreement (i.e. the Novation), create any new obligation to or increase the obligations of The9 Computer or any other parties to the Original Agreements (including but not limited to increasing any expenses), or reduce any rights of The9 Computer or any other parties to the Original Agreements, or create any original rights against The9 Computer or the other parties to the Original Agreements, or create any requests, claims, litigation, administrative punishment or any other legal proceedings against The9 Computer or the other parties to the Original Agreements; otherwise The9 Computer or any other parties to the Original Agreements shall have the right to request the Transferor and/or the Transferee to be responsible for the relevant liabilities. The Transferor and/or the Transferee shall fully indemnify The9 Computer or any other parties to the Original Agreements for any losses or expenses suffered by reason of such Novation.

8.	Except for the parties to the Original Agreements as expressly altered in this Agreement, all other terms and conditions contained in the Original Agreements shall remain in full force and effect. To facilitate the execution and the registration, the Transferee agrees to execute the corresponding agreements with the relevant parties to the Original Agreements. Except the changes in the parties, the remaining contents in the new agreements shall remain the same as in the Original Agreements.

9.	Any dispute arising from or in connection this Agreement shall be settled through negotiation. If the parties are unable to settle such dispute within thirty (30) days, the dispute shall be submitted to the China International Economic and Trade Arbitration Commission, Shanghai Commission, and settled by arbitration in accordance with its arbitration rules in Shanghai. The arbitral award shall be final and binding on all parties.

10.	Each provision of this Agreement is severable and independent from the other provisions. Where any provision or provisions of this Agreement becomes invalid, illegal or unenforceable, the other provisions of this Agreement shall nevertheless remain valid, legal and enforceable and not be affected.

11.	Upon execution by all the parties, this Agreement shall have its retrospective effect from the Effective Equity Transfer Date.

12.	This Agreement has been written in Chinese and executed in six (6) original copies. Each original copy shall be deemed as an original and have the same legal effect. All the copies shall together constitute one and the same document.

[No Text Below]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed for their respective benefits on the date first above written.

Wang Yong

Signature:	/s/ Wang Yong

Lin Zhimin

Signature:	/s/ Lin Zhimin

Ji Wei

Signature:	/s/ Ji Wei

The9 Computer Technology Consulting (Shanghai) Co., Ltd. (Company Chop)

Signature:	Company Chop is affixed
Name:
Title:	Authorized Representative

Shanghai The9 Information Technology Co., Ltd. (Company Chop)

Signature:	Company Chop is affixed
Name:
Title:	Authorized Representative

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